Exhibit 99.7 - Press Release


FOR IMMEDIATE RELEASE                          JUNE 20, 2007

FOR PRESS AND OTHER INQUIRIES CONTACT:

MICHAEL STRAGE V.P.                                  425 THIRD AVENUE
CORPORATE COMMUNICATIONS                             SUITE 902
INVESTOR RELATIONS                                   NEW YORK, NY 10017

WEBSITE: ANGIOGENEX.COM                              PHONE: (212) 874-6608
                                                     CELL:  (646) 642 0701
                                                     FAX:      (212) 874-5027


ANGIOGENEX EUROPEAN LISTING APPROVED-COMPANY'S SHARES NOW TRADING ON THE FRANKFURT STOCK EXCHANGE UNDER SYMBOL "TLE."


NEW YORK, N.Y. - NEW YORK, June 21st-AngioGenex, Inc. (OTCBB "AGGX.OB") a New York based biotechnology company, has been approved for trading on the Frankfurt Stock Exchange (FSE) market under the symbol "TLE." The Frankfurt Stock Exchange (WB{R) Frankfurter Wertpapierborse) is one of the world's most active trading centers for securities and the largest of the German stock exchanges. As an international trading center nearly half of the market's participants are U.S. companies. "We took this step to enhance liquidity and improve the Company's access to the European capital markets," according to President and CEO Richard Salvador.

      AngioGenex, Inc. is actively engaged in the discovery, acquisition and development of anti-cancer drugs that prevent the formation of new blood vessels into tumors (angiogenesis) by inhibiting the action of either the Id genes or proteins. The Company's proprietary technology is based primarily on the research of Dr. Robert Benezra and his colleagues at the Memorial Sloan Kettering Cancer Center (MSKCC) in New York City. He established that the Id genes are required for the formation of the new blood vessels that allow tumors to grow and to metastasize. In animals, the absence of the Id genes resulted in a highly significant inhibition of growth of a number of lethal tumors and a reduction in size of mature, established tumors. Dr. Benezra's research has been recognized by leaders in the angiogenesis community for its important
therapeutic implications.   The Company's research also shows promise for the
treatment of ocular diseases such as diabetic retinopathy and age related macular degeneration.

      Others have demonstrated that blocking blood vessel formation is useful to treat some tumors in humans for which there are only limited and unsatisfactory therapies. As a result, anti-angiogenesis therapy has been hailed in medical circles as the first new and promising approach for cancer treatment in many years. "The Id mechanism has been demonstrated in the highest levels of the academic community to play an indispensable role in the creation of the new blood vessel networks that cancers need to grow and spread, according to Vice-President Michael Strage."AngioGenex is in a unique proprietary position to exploit these findings and build a business around the development of pharmaceutical products that can control tumorigenesis and metastasis through Id-inhibition."

            In addition to its drug development program, the Company and its partner BioCheck, Inc. of Foster City, California, have produced a highly sensitive Id-based blood assay that shows promise for use as a cancer diagnostic and prognostic. The Company is also conducting investigations to determine how blocking the action of the Id genes and proteins can be useful to treat several non-cancer diseases in which abnormal and excessive growth of blood vessels is an important part of the underlying pathology. The Company's ophthalmology group has developed evidence in animal models that the absence of the Id genes reduces the growth of blood vessels into the eye. This process and the ensuing complications damage eyesight in ocular diseases such as diabetic retinopathy and age related macular degeneration. The Company's plans include developing small molecule and anti-sense/siRNA products for these growing markets.

            The Company has its own proprietary anti-Id drug candidates as well as agreements with MSKCC granting worldwide exclusive licenses and patents pending for: (1) use of the Id genes and proteins as therapeutic targets, (2) the proprietary mouse that lacks the Id genes (knockout animal), and (3) the use of Id measurements to develop a diagnostic and prognostic test for cancer. The collaboration with BioCheck, Inc. has led to patent applications related to the diagnostic and novel monoclonal antibodies to the Id proteins. This intellectual property and AngioGenex's extensive "know-how" establish the Company's preeminent position to develop Id based pharmaceutical products.


          This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the ability of AngioGenex to raise subsequent, substantial additional financing, to complete clinical development of AngioGenex products, and the ability of the Company to successfully develop and market AngioGenex products and technologies. These statements represent the judgment of management as of this date and are subject to risks and uncertainties that could materially affect the Company. AngioGenex undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect recent events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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